Exhibit 99.1

October 12, 2023

Atlanta Braves Holdings, Inc. Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Atlanta Braves Holdings, Inc. (“Atlanta Braves Holdings”) (Nasdaq: BATRA, BATRK) will be holding its annual Investor Meeting on Thursday, November 9, 2023, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations will begin at approximately 9:00am E.T. During its annual Investor Meeting, observations may be made regarding Atlanta Braves Holdings’ financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and livestream information is available on the Atlanta Braves Holdings website and at https://timesevents.nytimes.com/2023libertymediainvestormeeting.

A Q&A session will be hosted after the presentations. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00pm E.T. on Friday, November 3, 2023.

An archive of the webcast of the Investor Meeting will also be available on https://www.bravesholdings.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Morning Presentations Beginning 9:00am E.T.
o	Liberty Media & Atlanta Braves Holdings
◾	Formula 1
◾	Atlanta Braves
◾	Sirius XM Holdings Inc.
◾	Live Nation Entertainment, Inc.
o	Qurate Retail, Inc.
●	Afternoon Presentations Beginning 1:00pm E.T.
o	Liberty TripAdvisor Holdings, Inc.
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
●	Q&A Session Beginning 2:00pm E.T.

About Atlanta Braves Holdings, Inc.

Atlanta Braves Holdings, Inc. (NASDAQ: BATRA, BATRK) consists of 100% of the ownership and voting interest in Braves Holdings, LLC, which is the owner and operator of the Atlanta Braves Major League Baseball Club and the mixed-use real estate development, The Battery Atlanta, and is the operator of the Atlanta Braves Major League Baseball Club’s stadium, Truist Park.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Atlanta Braves Holdings, Inc.